Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

C-COR Incorporated:

We consent to the use of our report dated September 7, 2005, with respect to the consolidated balance sheets of C-COR Incorporated and subsidiaries as of June 24, 2005 and June 25, 2004, and the related consolidated statements of operations, cash flows, and shareholders’ equity for each of the fiscal years in the three year period ended June 24, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of June 24, 2005, and the effectiveness of internal control over financial reporting as of June 24, 2005, incorporated herein by reference and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the prospectus.

/S/ KPMG LLP

Harrisburg, Pennsylvania

September 16, 2005